Exhibit 10.1

MILLIPORE CORPORATION 1999 STOCK INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

The Management Development and Compensation Committee of the Board of Directors (the ‘Committee’) has awarded the Employee (the ‘Award’) effective on January 1, 2005, 7,756 shares of the Corporation’s Common Stock (the ‘Shares’) under the terms of the Millipore Corporation 1999 Stock Incentive Plan (the ‘Plan’).

The Corporation and the Employee agree that the following terms and conditions shall govern the Award of the Shares:

1.	Confirmation of Award: The Corporation confirms its Award to the Employee, effective January 1, 2005, of 7,756 shares of Restricted Stock. The Award of the Shares shall be subject to all the provisions of the Plan.

2.	Restricted Period:

(a)	For a period of four (4) years from the date of the Award to the Employee (i.e., January 1, 2009) (the ‘Restricted Period’), the Employee shall not be permitted to sell, assign, transfer, exchange, pledge, hypothecate or otherwise encumber the Shares. Notwithstanding the foregoing, the Employee shall, during the Restricted Period, have all other rights of a shareholder with respect to the Shares, including the right to receive such dividends as may be declared on the Shares and to vote them at any meeting of the Stockholders of the Corporation.

(b)	The Committee has the power to determine any restrictions, conditions and forfeiture provisions that will apply to each Award of Shares, including but not limited to restrictions on transfer; continuous service with the Corporation; achievement of business objectives and individual, unit and Corporation performance. It may also permit, in its sole discretion, an acceleration of the Restricted Period with respect to any part or all of the Shares.

3.	Termination of Employment and Forfeiture of Shares:

(a)	If the employment of Employee with the Corporation shall terminate prior to the expiration of the Restricted period for any reason other than (i) death, (ii) disability, or (iii) retirement from the Corporation (as defined in the Plan) the Shares shall be treated in accordance with the provisions of the Officer Severance Agreement entered into between the Employee and the Corporation.

(b)	If employment of Employee is terminated by reason of any of the occurrences set forth in subclause (i), (ii) or (iii) of subparagraph (a) above, the Restricted Period shall expire on the date of any such occurrence.

4.	Certificate to be Legended and Deposited: Each Certificate issued to the Employee for all or any of the Shares shall be deposited with the Corporation and shall bear the following legend:

‘This Certificate and the shares of stock represented hereby are subject to the terms and condition (including forfeiture and restrictions against transfer) contained in the Millipore Corporation 1999 Stock Incentive Plan and an Agreement entered into between the registered owner and Millipore Corporation, a copy of each of which is on file in the Office of the General Counsel of Millipore Corporation, Bedford, Massachusetts.’

5.	Issuance of Shares Upon Expiration of Restricted Period: Upon expiration of the applicable Restricted Period and the release of Shares from all forfeiture provisions set forth herein and in the Plan, the Corporation shall deliver or cause to be delivered to the Employee, or his or her legal representative, a certificate for the Shares free of the Legend called for in Paragraph 3 hereof.

6.	Miscellaneous:

(a)	Neither the Award of Shares to the Employee, this Agreement, or the Plan itself create any right to the Employee to receive any additional Award(s) of Shares, or any right with respect to continuation of employment with the Corporation, nor shall any of the foregoing be deemed to interfere in any way with the Corporation’s right to terminate Employee’s employment at any time.

(b)	Employee agrees that any sale or transfer of the Shares subsequent to the expiration of the Restricted Period will be in conformity with all applicable laws, rules and regulations.

(c)	This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the Commonwealth of Massachusetts.

MILLIPORE CORPORATION

By:

/s/ KATHLEEN B. ALLEN
Kathleen B. Allen

/s/ M. MADAUS
Employee Signature and Date

Please return the signed copy of this Agreement to:

Ms. Jeanne Hegarty Hall

Human Resources, HQHR

Millipore Corporation

290 Concord Road

Billerica, Massachusetts 01730